EXHIBIT 5.1
                       [Derrick & Briggs, LLP letterhead]

                                  March 6, 2000

Atomic Burrito, Inc.
1601 NW Expressway, Suite 1610
Oklahoma City, Oklahoma 73118

        Re: Legal Opinion

Ladies and Gentlemen:

        We have acted as your counsel in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") relating to the Company's Omnibus Equity Compensation Plan, as amended (the "Plan"), filed by you with the Securities and Exchange Commission covering 572,208 additional shares of the Company's common stock (the "Common Stock") issuable pursuant to the Plan. In so acting, we have examined and relied upon such records, documents, and other instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to the original documents of all documents submitted to us as certified or photostatic copies.

        Based upon the foregoing, we are of the opinion that the Common Stock, when issued pursuant to and in accordance with the Plan, will be duly and validly issued, fully paid, and nonassessable.

        We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                                           Sincerely yours,

                                           Derrick & Briggs LLP

                                           /s/   Derrick & Briggs, LLP
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